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                                                               EXHIBIT 11
                           HASBRO, INC. AND SUBSIDIARIES

                         Computation of Earnings Per Share

              (Thousands of Dollars and Shares Except Per Share Data)


                              1993             1992             1991
                        ---------------  ---------------  ---------------
                                 Fully            Fully            Fully
                        Primary Diluted  Primary Diluted  Primary Diluted
                        ------- -------  ------- -------  ------- -------

Net earnings applicable to common shares:

  Net earnings         $200,004 200,004  179,164 179,164   81,654  81,654
    Interest and amort-
     ization on 6%
     convertible notes,
     net of taxes (a)        -    5,745       -    5,826       -       -
                        ------- -------  ------- -------  ------- -------
    Total              $200,004 205,749  179,164 184,990   81,654  81,654
                        ======= =======  ======= =======  ======= =======

Average number of shares outstanding (b):

  Beginning balance      87,176  87,176   86,184  86,184   84,743  84,743
  Exercise of stock
   options and warrants:
    Actual                  304     304      530     530      698     698
    Assumed               2,551   2,647    2,372   2,790    1,542   2,700
  Assumed conversion
   of 6% convertible
   notes (a)                 -    5,114       -    5,114       -       -
                        ------- -------  ------- -------  ------- -------
    Total                90,031  95,241   89,086  94,618   86,983  88,141
                        ======= =======  ======= =======  ======= =======

Earnings per common
 share                 $   2.22    2.16     2.01    1.96      .94     .93
                        ======= =======  ======= =======  ======= =======


  (a) The effect of these notes, issued in November 1991, was anti-dilutive in 1991 and as such was not included.

  (b) Computation to arrive at the average number is a weighted average computation.


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